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                                                                  exhibit 99.1

                                   EXHIBIT 1


                             FOR IMMEDIATE RELEASE

               MBF USA TO RECEIVE $6.75 MILLION CAPITAL INFUSION
                    AND ENTERS INTO AGREEMENTS WITH WEMBLEY

     Itasca, IL -- May 20, 1997 -- MBf USA, Inc. (Nasdaq SmallCap Stock Market Symbol MBFA) (the "Company") and its subsidiary, American Health Products Corporation, announced that Wembley Rubber Products (M) Sdn. Bhd. ("Wembley"), the largest Malaysian powder-free glove company and principal supplier of the Company's powder-free latex business glove, has entered into two agreements totaling $13.0 million with the Company and its majority shareholder, MBf International, Ltd. ("International"). The agreements are scheduled to close simultaneously upon receipt of necessary approvals and documentation.

     The agreements call for:

     1. the purchase by Wembley of all MBf USA's Class A Common Stock (1,252,538 shares) from the Company's majority shareholder, MBf International, Ltd. at $5.00 per share for a value of $6.27 million. MBf International will retain its 1,682,275 shares of Common Stock of the Company; and

     2.   the purchase by Wembley of 2,500,000 unregistered shares of MBf
          USA's Common Stock at a price of $2.70 per share, with demand registration rights. MBf USA will receive $6.75 million in proceeds which will be applied toward working capital, to expand market share, introduce new products, reduce debt and introduce advance technologies to the Company's 70% owned powdered latex glove manufacturing factory in Indonesia. The Company has received a fairness opinion from The Griffing Group supporting the proposed equity infusion.

     The Class A Common Stock has the ability to designate a majority of the members of the Company's board of directors, and represents 29% of the Company's Common Stock assuming no new shares are issued. Assuming transactions (1) and (2) close, Wembley will be able to elect new Class A directors, a majority of the Class B directors, and will hold 55.1% of the Company's Common Stock after issuance of the 2,500,000 new shares.

     Under the Purchase Agreement, two (2) new Class A directors representing Wembley will be appointed to the Company's board of directors -- Mr. Richard Wong Chin Mun, President/CEO of Wembley and Mr. Lew Kwong Ann, Executive Director/Chief Financial Officer of Wembley.

     Edward J. Marteka, President of the Company said, "With its $6.75 million capital infusion, Wembley has demonstrated confidence in AHPC and will expand its business partnership. While MBf International has multiple business lines, Wembley's sole business is manufacturing and marketing of gloves for all reasons. Wembley's superior powder-free glove product technology and wide product offering should accelerate American Health Products Corporation (AHPC) already-rapid growth and increase its margins. Immediately our Indonesian glove plant will benefit from the anticipated upgrade to the latest manufacturing technologies and the ability to increase production to meet the growing demand for powder-free gloves. Our customers will benefit through enhanced barrier protection."

     "AHPC will now be in a stronger position than ever before with this new partnership," Mr. Marteka


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continued, "for it combines the superior sales and marketing strength of
American Health Products Corporation with Wembley, among the largest powder-free glove producers in Malaysia."

This press release contains forward looking statements which involve numerous risks and uncertainties: The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with Securities and Exchange Commission.

     MBf USA, Inc. and its subsidiaries market Glovetex brand and OEM medical examination gloves in the United States.


CONTACT                               OR   MBF USA'S INVESTOR RELATIONS COUNSEL
MBf USA, Inc.                              The Equity Group, Inc.
Edward J. Marteka, President               Linda Latman        (212) 836-9609
Stephen Tan, Chief Financial Officer       Caroline Royall     (212) 836-9611
Telephone: (630) 285-9191
Fax:       (630) 285-9289